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FORM 4                                              |       OMB APPROVAL       |
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[ ] Check this box if no                            | OMB Number:   3235-0287  |
    longer subject to                               | Expires: March 31, 1999  |
    Section 16. Form 4                              | Estimated average burden |
    or Form 5 obligations                           ----------------------------
    may continue. See
    Instruction 1(b).

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*     |2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)
    Snowden, Jr.   James              M.      |   Pulitzer Inc.           (PTZ)             |   to Issuer (Check all applicable)
--------------------------------------------- |---------------------------------------------|     X  Director         10% Owner
  (Last)          (First)          (Middle)   |3. IRS or Social Security  |4. Statement for |    ----              ---
c/o Pulitzer Inc.                             |   Number of Reporting     |   Month/Year    |        Officer (give    Other (Specify
    900 North Tucker Boulevard                |   Person (voluntary)      |   March 1999    |    ----        title ---       below)
--------------------------------------------- |                           |-----------------|                below)
                 (Street)                     |                           |5. If Amendment, |
St. Louis,           MO              63101    |                           |   Date of Origi-|
--------------------------------------------- |                           |   nal (Month/   |---------------------------------------
  (City)           (State)           (Zip)    |                           |   Year)         |7. Individual or Joint/Group Filing
                                              |                           |                 |   (Check Applicable Line)
                                              |                           |                 |     X    Form filed by One Reporting
                                              |                           |                 |    ---   Person
                                              |                           |                 |          Form filed by More than One
                                              |                           |                 |    ---   Reporting Person
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                       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           |2. Trans- |3. Transac-  |4. Securities Acquired (A)|5. Amount of Se-   |6. Ownership |7. Nature of
  (Instr. 3)                    |   action |   tion      |   or Disposed of (D)     |   curities Benefi-|   Form:     |   Indirect
                                |   Date   |   Code      |   (Instr. 3, 4 and 5)    |   cially Owned at |   Direct    |   Beneficial
                                |  (Month/ |   (Instr. 8)|                          |   End of Month    |   (D) or    |   Ownership
                                |   Day/   |             |                          |  (Instr. 3 and 4) |   Indirect  |   (Instr. 4)
                                |   Year)  |----------------------------------------|                   |   (I)(Instr.|
                                |          | Code |  V   |  Amount  |(A) or|  Price |                   |   4)        |
                                |          |      |      |          |  (D) |        |                   |             |
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Common Stock, $0.01 par value   | 03/18/99 |  J   |  V   |  3,666   |   A  |   (1)  |       3,666       |      D      |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).                                   SEC 1474 (7-96)


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

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative  |2. Conver-   |3. Trans- |4. Trans-   |5. Number of     |6. Date Exer-    |7. Title and Amount |8. Price
   Security             |   sion or   |  action  |  action    |  Derivative     |  cisable and    |  of Underlying     |   of
   (Instr. 3)           |   Exercise  |  Date    |  Code      |  Securities Ac- |  Expiration     |  Securities        |   Deriv-
                        |   Price of  |  (Month/ |  (Instr. 8)|  quired (A) or  |  Date           |  (Instr. 3 and 4)  |   ative
                        |   Deriv-    |  Day/    |            |  Disposed of (D)|  (Month/Day/    |                    |   Secur-
                        |   ative     |  Year)   |            |  (Instr. 3, 4,  |  Year)          |                    |   ity
                        |   Security  |          |            |   and 5)        |                 |                    |  (Instr. 5)
                        |             |          |            |                 |------------------------------------- |
                        |             |          |            |                 |Date   |  Expira-|       | Amount or  |
                        |             |          |------------------------------|Exer-  |  tion   | Title | Number of  |
                        |             |          | Code |  V  | (A)  |   (D)    |cisable|  Date   |       | Shares     |
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                        |             |          |      |     |      |          |       |         |       |            |
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                        |             |          |      |     |      |          |       |         |       |            |
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
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9. Number of         |  10. Ownership            |   11. Nature of
   Derivative        |      Form of              |       Indirect
   Securities        |      Derivative           |       Beneficial
   Beneficially      |      Security:            |       Ownership
   Owned at End      |      Direct (D)           |       (Instr. 4)
   of Month          |      or Indirect (I)      |
   (Instr. 4)        |      (Instr. 4)           |
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Explanation of Responses:

(1) These shares were acquired by Mr. Snowden pursuant to the distribution of the shares of Pulitzer Inc. by Pulitzer Publishing Company to its stockholders.



                                                                                                                            April 5,
  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.       /s/ James M. Snowden, Jr.     1999
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- ------
                                                                                             **Signature of Reporting Person   Date

Note: File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained                                               Page 2
in this form are not required to respond unless the form displays a currently                                        SEC 1474 (7-96)
valid OMB number.

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